EXHIBIT 99.1

Tandy Brands Reports Fiscal 2013 First Quarter Earnings Results

  First quarter adjusted net loss increased $0.2 million on $0.9 million lower net sales
  Net sales for Gifts segment up $0.7 million or 12%
  Gifts segment holiday 2012 order book up $7.2 million or 26%

DALLAS, Nov. 14, 2012 (GLOBE NEWSWIRE) -- Tandy Brands Accessories, Inc. (Nasdaq:TBAC) today reported financial results for its first quarter ended September 30, 2012.

Net sales for the first quarter of fiscal 2013 were $25.9 million, a decrease of three percent versus the prior year first quarter. Accessories segment net sales were $20.0 million for the first quarter, a decline of $1.5 million from the same quarter of fiscal 2012. The decline reported in the accessories segment net sales was a result of higher sales of exited product categories in the prior year period, offset slightly by higher levels of replenishment orders by the Company's largest customer during the current year period.  Net sales for the gifts segment were $5.9 million for the first quarter of fiscal 2013, an increase of 12 percent over the prior year, primarily due to increased holiday shipments.

First quarter fiscal 2013 gross margin as a percentage of net sales was 31.6 percent, compared to 34.1 percent in the first quarter of fiscal 2012.  Accessories segment gross margin remained consistent to the prior year period at 33.9 percent. Gifts segment gross margin was 24.0 percent, compared to 35.3 percent in the first quarter of fiscal 2012. The decrease in gift gross margin percentage was driven by higher freight costs, higher customer deductions, and higher volume of customer-direct shipments. Customer-direct shipments contribute lower gross margins due to being shipped directly from the Company's suppliers to the Company's customers, avoiding the associated selling, general and administrative (SG&A) costs. Total SG&A expense for the first quarter of fiscal 2013 declined three percent to $8.9 million following the three percent reduction in net sales.

"Our first quarter results have us set-up for a good first half," said Rod McGeachy, President and Chief Executive Officer of Tandy Brands. "We expect our holiday 2012 gift net sales to be up $6.0 to $8.0 million over the comparable prior year first half. This growth is driven by execution of our licensing strategies. Specifically, our Eddie Bauer license has contributed meaningful growth in sales of our gifts, belts and small leather goods."

For the first quarter, the Company reported a net loss of $1.3 million, or $0.18 per diluted share, compared to a net loss of $1.1 million, or $0.15 per diluted share, in the prior year period. Adjusted net loss increased $0.2 million to $1.2 million compared to adjusted net loss of $1.0 million in the prior year first quarter.

Financial Position

The Company ended the 2013 first quarter with $19.9 million in working capital, including $11.7 million of receivables, $49.9 million of inventories, and borrowings of $24.4 million.

Net cash used for operating activities was $6.4 million higher than the prior year period primarily due to higher gift inventory on hand to fulfill increased customer orders that will ship in the second quarter of fiscal 2013. Net cash provided by financing activities was $6.3 million higher than the prior year period due to higher borrowings for inventory purchases to support growth in the gifts segment and the one-time cash inflows generated in the prior year for the commencement of a factoring facility entered into with the Company's largest customer.

"Our inventories and current liabilities peaked as we expected," said McGeachy. "As we enter the second quarter, our cash cycle will improve and current liabilities will be significantly reduced."

Outlook

"As we sit in the midst of our peak selling season, I remain confident that we will produce meaningful improvement in our bottom-line in fiscal 2013," said McGeachy.

About Tandy Brands

Tandy Brands is a leading designer and marketer of branded men's, women's and children's accessories, including belts, gifts, small leather goods and bags. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.

Safe Harbor Language

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has based these forward-looking statements on its current expectations about future events, estimates and projections about the industry in which it operates. Forward-looking statements are not guarantees of future performance. Actual results may differ materially from those suggested by these forward-looking statements as a result of a number of known and unknown risks and uncertainties that are difficult to predict, including, without limitation, general economic and business conditions, competition in the accessories and gifts markets, acceptance of the Company's product offerings and designs, issues relating to distribution, the termination or non-renewal of any material licenses, the Company's ability to maintain proper inventory levels, and a significant decrease in business from or loss of any major customers or programs. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this release are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the United States Securities and Exchange Commission, the Company does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations and Comprehensive Loss
(in thousands except per share amounts)

	Three Months Ended
	September 30
	2012	2011
Net sales	$ 25,871	$ 26,743
Cost of goods sold	17,692	17,611
Gross margin	8,179	9,132
Selling, general and administrative expenses	8,854	9,120
Depreciation and amortization	483	583
Total operating expenses	9,337	9,703
Operating loss	(1,158)	(571)
Interest expense	(292)	(367)
Other income (expense)	36	(38)
Loss before income taxes	(1,414)	(976)
Income tax (benefit) expense	(129)	99
Net loss	$ (1,285)	$ (1,075)
Other comprehensive income (loss):
Currency translation adjustments	229	(404)
Total comprehensive loss	$ (1,056)	$ (1,479)
Loss per share:
Basic	$ (0.18)	$ (0.15)
Diluted	$ (0.18)	$ (0.15)
Weighted average common shares outstanding:
Basic	7,134	7,080
Diluted	7,134	7,080
Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	September 30	June 30	September 30
	2012	2012	2011
Assets
Current assets:
Cash and cash equivalents	$ 176	$ 217	$ 229
Accounts receivable, net	11,703	7,042	12,501
Inventories, net	49,943	28,743	41,947
Inventory deposits	1,029	7,107	1,623
Other current assets	3,093	2,824	4,491
Total current assets	65,944	45,933	60,791
Property and equipment, net	5,439	5,474	6,321
Other assets:
Intangibles	3,936	4,115	4,728
Other assets	893	934	963
Total other assets	4,829	5,049	5,691
	$ 76,212	$ 56,456	$ 72,803
Liabilities And Stockholders' Equity
Current liabilities:
Accounts payable	$ 18,907	$ 10,548	$ 12,330
Accrued compensation	1,174	1,309	1,431
Accrued expenses	1,623	1,584	1,737
Credit facility	24,380	11,810	23,604
Total current liabilities	46,084	25,251	39,102
Other liabilities	4,218	4,290	4,261
Stockholders' equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	--	--	--
Common stock, $1.00 par value, 10,000 shares authorized, 7,134 shares,
7,102 shares and 7,062 shares issued and outstanding, respectively	7,134	7,102	7,062
Additional paid-in capital	34,148	34,129	34,121
Accumulated deficit	(17,255)	(15,970)	(13,393)
Other comprehensive income	1,883	1,654	1,650
Total stockholders' equity	25,910	26,915	29,440
	$ 76,212	$ 56,456	$ 72,803
Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Cash Flows
(in thousands)

	Three Months Ended
	September 30
	2012	2011
Cash flows used for operating activities:
Net loss	$ (1,285)	$ (1,075)
Adjustments to reconcile net loss to net
cash used for operating activities:
Deferred income taxes	(21)	5
Doubtful accounts receivable provision	10	10
Depreciation and amortization	547	645
Stock compensation expense	51	10
Amortization of debt costs	31	117
Other	(37)	--
Changes in assets and liabilities:
Accounts receivable	(4,626)	1,685
Inventories	(21,075)	(13,280)
Other assets	(381)	(955)
Inventory deposits	6,078	2,578
Accounts payable	7,958	4,714
Accrued expenses	(196)	(970)
Net cash used for operating activities	(12,946)	(6,516)
Cash flows used for investing activities:
Purchases of property and equipment	(325)	(308)
Sales of property and equipment	208	--
Net cash used for investing activities	(117)	(308)
Cash flows provided by financing activities:
Change in cash overdrafts	374	(489)
Change in restricted cash	--	1,416
Net borrowings under credit facility	12,570	5,694
Net cash provided by financing activities	12,944	6,621
Effect of exchange-rate changes on cash and cash equivalents	78	18
Net decrease in cash and cash equivalents	(41)	(185)
Cash and cash equivalents beginning of year	217	414
Cash and cash equivalents end of period	$ 176	$ 229

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Non-GAAP Disclosures
(in thousands except per share amounts)

Our adjusted EBITDA, a non-GAAP measurement, is defined as net income (loss) before interest, taxes, depreciation and amortization, and certain acquisition-related and one-time items.  Adjusted EBITDA is presented because we believe it provides useful information about our business activities and also is frequently used by securities analysts, investors, and other interested parties in evaluating a company's performance. Not all companies utilize identical calculations; therefore, our presentation of adjusted EBITDA may not be comparable to other identically titled measures of other companies. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results of operations as reported under U.S. generally accepted accounting principles ("GAAP"). The following table reconciles our GAAP net income (loss) to the adjusted EBITDA disclosures.

	Three Months Ended
	September 30
	2012	2011
Net loss	$(1,285)	$(1,075)
Income taxes	(129)	99
Interest expense	292	367
Depreciation and amortization	483	583
Other (income) expense	(36)	38
Investment in new licenses	95	--
Severances and other restructuring costs	71	--
Adjusted EBITDA (loss)	$ (509)	$ 12

We have provided our adjusted net income (loss) disclosure, a non-GAAP measurement, as we believe it is important for our stakeholders to understand the impact of certain items on our statements of operations. The following table reconciles our GAAP net income (loss) to the adjusted net income (loss) disclosure.

	Three Months Ended
	September 30
	2012	2011
Net loss	$(1,285)	(1,075)
Investment in new licenses	95	--
Severances and other restructuring costs	71	--
Property sale gain	(37)	--
Write-off unamortized debt costs	--	98
Adjusted net loss	$(1,156)	$ (977)
Common shares outstanding assuming dilution	7,134	7,080
Adjusted net loss per common share assuming dilution	($0.16)	($0.14)
CONTACT: Tandy Brands Accessories, Inc.
         Rod McGeachy
         President and Chief Executive Officer
         214-519-5200

         Investor Relations
         Chuck Talley
         Chief Financial Officer
         214-519-5200